As Filed with the Securities and Exchange Commission on November 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSANTO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	43-1878297
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800 North Lindbergh Boulevard,

St. Louis, Missouri 63167

(Address of Principal Executive Offices) (Zip Code)

THE CLIMATE CORPORATION 2006 STOCK PLAN

(AS AMENDED ON OCTOBER 30, 2013)

(Full title of the plan)

David F. Snively, Esq.

Executive Vice President, Secretary and General Counsel

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

(Name and address of agent for service)

(314) 694-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value, issuable upon exercise of assumed stock options granted under The Climate Corporation 2006 Stock Plan, (as amended on October 30, 2013) (the “Plan”)	549,156	$17.03(2)	$9,352,126.68(2)	$1,204.55
Common Stock, $0.01 par value, issuable upon vesting of assumed restricted stock units granted under the Plan	362,812	$105.75(3)	$38,367,369.00(3)	$4,941.72
Common Stock, $0.01 par value, reserved for future grant under the Plan	1,107,323	$105.75(3)	$117,099,407.25(3)	$15,082.40
Total			$164,818,902.93	$21,228.67

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Monsanto Company (the “Registrant”) Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of options outstanding under the Plan and assumed by the Registrant.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share represents the average of the high and low selling prices per share of Common Stock of the Registrant as reported on the New York Stock Exchange on October 31, 2013.

EXPLANATORY NOTE

On October 1, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Climate Corporation, Queeny Sub, Inc., a wholly owned indirect subsidiary of the Registrant, and Shareholder Representative Services LLC, as the stockholder representative. Pursuant to the Merger Agreement, at the effective time of the merger (the “Effective Time”), Queeny Sub, Inc. will be merged with and into The Climate Corporation with The Climate Corporation continuing after the merger as the surviving corporation and a wholly owned indirect subsidiary of the Registrant. Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, the Registrant will assume the Plan and certain stock options and restricted stock units of The Climate Corporation granted under the Plan, and such assumed stock options and restricted stock units will be exercisable (or will become exercisable in accordance with their terms) for and cover, respectively, shares of the Registrant’s Common Stock, subject to the terms and conditions of the underlying award agreements. In addition, the Registrant will reserve a number of shares of the Registrant’s Common Stock equivalent to the number of shares of Common Stock of the Climate Corporation reserved for future grant under the Plan, subject to the share conversion ratio provided in the Merger Agreement. The aggregate number of shares of the Registrant’s Common Stock to be subject to such assumed stock options and restricted stock units will be 549,156 shares and 362,812 shares, respectively, and the aggregate number of shares of the Registrant’s Common Stock to be reserved for future issuance under the Plan will be 1,107,323. The Registrant is filing this Registration Statement to register the offering of such shares of the Registrant’s Common Stock under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof (except for the portions of the Registrant’s Current Reports furnished, as opposed to filed, on Form 8-K):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended August 31, 2013, filed October 23, 2013 (File No. 001-16167); and

(b)	The description of the Registrant’s Common Stock as contained in Item 1 of the Registrant’s registration statement on Form 8-A filed October 10, 2000, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (except for the portions of the Registrant’s Current Reports furnished, as opposed to filed, on Form 8-K) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of the Registrant’s Bylaws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer or fiduciary of another enterprise, including employee benefit plans, and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as an employee or agent of another enterprise, including employee benefit plans. The Bylaws provide for certain conditions to such indemnification. Article IX of the Registrant’s Restated Certificate of Incorporation eliminates directors’ liability to the Registrant and its stockholders for breaches of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law.

The Registrant maintains directors’ and officers’ liability insurance coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index on page 7, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Creve Coeur, state of Missouri, on this 1st day of November, 2013.

MONSANTO COMPANY
(Registrant)

By:	/s/ David F. Snively
Name:	David F. Snively
Title:	Executive Vice President,
Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory H. Boyce* Gregory H. Boyce	Director	November 1, 2013

/s/ David L. Chicoine, Ph.D.* David L. Chicoine, Ph.D.	Director	November 1, 2013

/s/ Janice L. Fields* Janice L. Fields	Director	November 1, 2013

/s/ Hugh Grant* Hugh Grant	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 1, 2013

Director
Arthur H. Harper

/s/ Laura K. Ipsen* Laura K. Ipsen	Director	November 1, 2013

/s/ Gwendolyn S. King* Gwendolyn S. King	Director	November 1, 2013

/s/ C. Steven McMillan* C. Steven McMillan	Director	November 1, 2013

/s/ Jon R. Moeller* Jon R. Moeller	Director	November 1, 2013

/s/ William U. Parfet* William U. Parfet	Director	November 1, 2013

/s/ George H. Poste, Ph.D., D.V.M* George H. Poste, Ph.D., D.V.M.	Director	November 1, 2013

Signature	Title	Date

/s/ Robert J. Stevens* Robert J. Stevens	Director	November 1, 2013

/s/ Pierre Courduroux* Pierre Courduroux	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 1, 2013

/s/ Nicole M. Ringenberg* Nicole M. Ringenberg	Vice President and Controller (Principal Accounting Officer)	November 1, 2013

*	David F. Snively, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

By:	/s/ David F. Snively
David F. Snively
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Specimen Certificate of the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed May 12, 2000, as amended (File No. 333-36956))

5.1	Opinion of Latham & Watkins LLP relating to the legality of the Common Stock

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	The Climate Corporation 2006 Stock Plan, as amended on October 30, 2013